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CONTACT:  Glenn C. Christenson, (702) 367-2411
          Executive Vice President/Chief Financial Officer/
          Chief Administrative Officer

          Rod Atamian, (702) 367-2411
          Vice President/Financial Services
          Station Casinos, Inc.

          Jack Taylor, (702) 221-6944
          Director of Corporate Public Relations
          Station Casinos, Inc.

FOR IMMEDIATE RELEASE:  June 28, 2000

                   MISSOURI GAMING COMMISSION SETS HEARING

         ST. CHARLES, MO. - Officials of Station Casinos, Inc. (NYSE:STN) learned today that the Missouri Gaming Commission will hold a public fact finding hearing on August 30, 2000 in Kansas City, Missouri. The decision was announced at an unrelated meeting of the Missouri Gaming Commission held today. At the August hearing, the Gaming Commission is expected to take testimony relating to certain bonus payments the Company made between 1994 and 1996 to Michael Lazaroff, an outside attorney who worked on certain legal matters for the Company in Missouri. Since late 1999, offices of the United States Attorney in Missouri and the Missouri Gaming Commission have been conducting investigations regarding the actions of Lazaroff, including, among other things, his receipt of the bonus payments from the Company. Station Casinos has received requests for information from these agencies and is cooperating fully. Lazaroff recently pled guilty to three felony counts, including (1) defrauding his law firm by failing to disclose the bonus payments to the law firm, (2) defrauding clients of the law firm, which included the Company, by charging them for false expenses and (3) causing false statements to be made to the Federal Elections Commission concerning the identity of persons at his law firm making political campaign contributions. In connection with his plea agreement, Lazaroff agreed to cooperate with the federal and state agencies, including the Missouri Gaming Commission. Based on the Company's own internal review, the Company is
unaware of any improprieties on its part.   However, due to the uncertainty
inherent in any investigation, the Company cannot predict the ultimate outcome of these investigations.

                                    -more-

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Station Casinos Statement - add one

         This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition and results of operations of the Company which involve risks and uncertainties including, but not limited to, licensing and other regulatory risks. In particular, if the aforementioned investigations were to implicate the Company or its senior executives in any wrongdoing, this could lead to further proceedings against the Company or its executives, which could result in fines and other penalties being imposed on them, restrict their ability to hold gaming licenses or otherwise materially adversely affect the Company's business, financial condition and results of operations. Further information on potential factors which could affect the business, financial condition and results of operations of the Company, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and its Registration Statement on Form S-4 File No. 333-71227.

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